Exhibit 10.2

Pharmos Corporation

99 Wood Avenue South, Suite 311

Iselin, NJ 08830

March 20, 2007

Dr. Haim Aviv

9 Habrosh Street

Rehovot 76326 Israel

Dear Haim:

This letter sets forth our agreement regarding the terms of your retirement as Chief Executive Officer of Pharmos Corporation (the “Company”) on March 31, 2007.

We have specifically agreed with you as follows:

1.

You will retire as Chief Executive Officer on March 31, 2007 (the “Employment Termination Date”), and prior to that time, will cooperate with Dr. Elkan Gamzu, who will become the new Chief Executive Officer on such date, in an orderly transition. The designation of Dr. Gamzu as Chief Executive Officer will not constitute “Good Reason” under the Employment Agreement dated April 2, 2001 between the Corporation and you, as amended (collectively, the “Employment Agreement”) giving rise to any rights you would otherwise have to terminate the Employment Agreement.

2.	You will continue as Chairman of the Board until the next annual meeting of shareholders.

3.

You will receive on the Employment Termination Date a cash payment equal to: (i) 90 days of “Base Compensation” at the level currently paid to you (defined in a letter agreement dated as of January 25, 2006 between the Company and you to include both the salary paid to you as an employee of Pharmos Ltd. and the consulting fee paid to you individually or to any entity controlled by you, as a consultant to the Company), less such Base Compensation that actually will have been paid to you during the period commencing February 26, 2007, the date of our mutual agreement regarding your retirement, through March 31, 2007, and (ii) 12 months’ of Base Compensation at the level currently paid to you.

4.

You will also receive on the Employment Termination Date (i) the Other Compensation, defined in the Employment Agreement and further identified in this letter, and (iii) the full vesting of all your outstanding stock options and warrants, and the extended exercisability of your options and warrants until their respective expiration dates. Such “Other Compensation” payable or to be made available to you and referred to in Section 9 of the Employment Agreement will include:

•	all benefits under any pension, supplemental pension, savings or other employee benefit plan in which you are participating as of the Employment Termination Date;

•	your rights under the “Managers Insurance Scheme” pursuant to Section 4(c) of the Employment Agreement and to any other severance or other payments required to be made to you under Israeli law;

•

continued use until June 30, 2007 of the Company’s automobile currently used by you (the “Automobile”); the Company will reimburse you for all costs of maintenance, repair, insurance or gasoline incurred by you through June 30, 2007; on July 1, 2007 you will have the right to purchase the Automobile from the Company at a price equal to the net present value of the “Final Discounted Fair Market Value” of the Automobile. At such time you will pay to us the “Provisional Discounted Fair Market Value” of the Automobile, which will equal 85% of the Company’s reasonable estimate of the fair market value of the Automobile on March 31, 2010, based upon the monthly publications of the Levy Itzhak appraisal firm (or reasonable substitute). The “Final Discounted Fair Market Value” of the Automobile will be determined in March 2010, and shall be based on the actual published value of the Automobile at such time in the monthly appraisal of the Levy Itzhak firm (or reasonable substitute). If the Final Discounted Fair Market Value exceeds the Provisional

Discounted Fair Market Value, you will pay to the Company at such time any difference between the two, and if the Final Discounted Fair Market Value is less than the Provisional Discounted Fair Market Value, the Company will refund to you at such time any difference between the two; and

•

payment to you on the Employment Termination Date of the “Benefit”, as defined in the letter agreement dated as of April 2, 2001 and further identified in a letter of the Company to you dated February 12, 2002, relating to a separate account into which the Company has been depositing on a quarterly basis an amount equal to the cost of premiums that otherwise would have been payable by the Company to obtain and maintain a “split dollar” insurance policy on your life in the amount of $500,000, which the Company hereby acknowledges will be due to you “upon your retirement at the age of at least 62”.

5.	Any prior termination of your employment prior to the Employment Termination Date for any reason shall continue to be governed by the provisions of the Employment Agreement.

6.

On the Employment Termination Date, the second tranche of the Cash Component ($150,000) and the Units (representing 39,975 shares of the Company’s common stock), as defined in the Retention Award Agreement dated September 6, 2004 between the Company and you (the “Retention Agreement”), will be fully vested and you may elect to accept delivery thereof on the Employment Termination Date or upon the regularly scheduled vesting date of June 30, 2007. Additionally, you shall retain all rights in the vested first tranche of the Award, as defined in the Retention Agreement.

7.

Following your termination of employment, pursuant to the Company’s by-laws, the Company will continue to indemnify you and defend you (and pay or reimburse all your reasonable expenses) in the present and any future class action or derivative lawsuits and any other third party claims against you involving your service to the Company, as well as any existing or future regulatory inquiries or actions by the SEC or other agencies, in the same manner and to the same extent as if your employment had continued.

8.

This Agreement supersedes the provisions of the Employment Agreement and all other written agreements between us; provided, however, that except as amended hereby, the Employment Agreement and all such other written agreements will remain in full force and effect until the Employment Termination Date.

9.	The terms of this Agreement have been duly approved by the Board of Directors of the Company.

Please acknowledge your acceptance of the foregoing by signing and returning a copy of this letter to us.

PHARMOS CORPORATION

By:________________________

S. Colin Neill,

Senior Vice President and

Chief Financial Officer

AGREED AND ACCEPTED:

_________________________

Haim Aviv